EXHIBIT 99.1

News Release

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make Early $75 Million Pension Trust Fund Contribution

MIDDLETOWN, OH, January 22, 2007 — AK Steel (NYSE: AKS) said that its board of directors has authorized the company to make an early $75 million contribution to its pension trust fund. Following this early contribution, which will be made during the 2007 first quarter, AK Steel will have made $434 million in early and voluntary pension fund contributions in the last two years.

“Funding our retiree pension obligation continues to be among the highest of our corporate priorities,” said James L. Wainscott, chairman, president and CEO. “We are extremely proud that we have been able to continue to fund our retiree health care and pension costs, especially in light of the fact that most of our steel industry competitors have reduced or eliminated their legacy obligations through the bankruptcy process.”

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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